UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported)
March 30, 2011
QUALITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

CALIFORNIA (State or other jurisdiction of incorporation)	001-12537 (Commission File Number)	95-2888568 (IRS Employer Identification Number)
18111 Von Karman, Suite 700
Irvine, California 92612
(Address of Principal Executive Offices)
(949) 255-2600
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
     On February 10, 2010, Quality Systems, Inc. (the “Company”) entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”), pursuant to which a subsidiary of the Company merged with and into Opus Healthcare Solutions, Inc. (“Opus”), and Opus became a wholly-owned subsidiary of the Company. The Merger Agreement included certain earnout payments (the “Earnout”) to be paid to the former shareholders (the “Selling Security Holders”) and the former stock option holders (the “Option Holders”) of Opus if certain operational and strategic objectives were met.
     On March 30, 2011, the Company, Opus and the Selling Security Holders entered into a Fourth Amendment to Agreement and Plan of Merger (the “Earnout Settlement”) to settle all amounts owing or that might be owed under the Earnout for $12,250,000, payable in 143,000 shares of Company common stock (the “Earnout Shares”) to the Selling Security Holders and $855,896.15 in cash to the Option Holders. The Earnout Shares were issued to the Selling Security Holders under a Rule 506 Regulation D private placement offering. Pursuant to the terms of the Earnout Settlement, the Company is required to use its best efforts to affect the registration of the Earnout Shares as soon as practicable, and to file a registration statement with the SEC within 30 days, after entering into the Earnout Settlement.
     Under the terms of the Earnout Settlement, the parties also agreed to the following: (i) the Company agreed to release to the Selling Security Holders the shares of Company common stock previously held in escrow under the terms of the Merger Agreement; (ii) Fred E. Beck, Tim R. Rhoads and the Company agreed to terminate the employment agreements that Beck and Rhoads had previously entered into with the Company; and (iii) the Selling Security Holders agreed to release and discharge the Company of any and all claims they may have against the Company.
     The Earnout Settlement is attached to this report as Exhibit 99.1, which exhibit is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibit.

Exhibit 99.1	Fourth Amendment to Agreement and Plan of Merger, dated March 30, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 5, 2011

QUALITY SYSTEMS, INC.
By:	/s/ James S. Sullivan
James S. Sullivan
Executive Vice President, General Counsel and Secretary

EXHIBITS ATTACHED TO THIS REPORT ON FORM 8-K

Exhibit No.	Description
99.1	Fourth Amendment to Agreement and Plan of Merger, dated March 30, 2011.